The share transfer described in this press release involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

[Translation]

March 23, 2018

Company name:	The Hokuetsu Bank, Ltd.
Representative:	Katsuya Sato, President
Code number: 8325 First Section, Tokyo Stock Exchange

Company name:	The Daishi Bank, Ltd.
Representative:	Fujio Namiki, President
Code number: 8324 First Section, Tokyo Stock Exchange

Notice Concerning the Execution of the Definitive Agreement Concerning the Establishment of a Joint Holding Company (Joint Share Transfer) of The Hokuetsu Bank, Ltd. and The Daishi Bank, Ltd.

The Hokuetsu Bank, Ltd. (President: Katsuya Sato) (“Hokuetsu Bank”) and The Daishi Bank, Ltd. (President: Fujio Namiki) (“Daishi Bank”) (collectively, “Banks”), in accordance with the basic agreement executed by the Banks on April 5, 2017, resolved at their respective meetings of the board of directors held today to incorporate a company named “Daishi Hokuetsu Financial Group, Inc.” (the “Joint Holding Company”) that would become a wholly-owning parent company of the Banks effective as of October 1, 2018 through a joint share transfer (the “Share Transfer”), subject to obtaining the approval of shareholders of the Banks and regulatory approvals, and resolved the outline of the Joint Holding Company and terms of the Share Transfer. The Banks also entered into the business integration agreement (the “Business Integration Agreement”) today and therefore announce each as follows. Furthermore, the share transfer plan for the Share Transfer (the “Share Transfer Plan”) is scheduled to be prepared on May 11, 2018 (see “2.(1) Schedule of the Share Transfer” below for details).

Description
1. Outline of the Business Integration
(1) Background and Goals of the Business Integration
From the early Meiji period (i.e., 1870’s) to today, Daishi Bank and Hokuetsu Bank have long established solid management bases as regional banks whose head offices are both located in Niigata Prefecture, by playing roles and accomplishing their missions as regional banks with support from local communities.
However, due to the effect of such factors as the declining population, it is expected that the size of bank deposits and lending will shrink in the future, and profit margins on lending and gains on investments in securities will further decrease due to Japan’s prolonged monetary easing policy. As described above, the business environment surrounding the Banks is expected to become much harsher, and establishing more solid management bases is now a common business challenge for the Banks.
In addition to the above, with the developments in the integration of finance and IT technology, typified by FinTech, and in digitalization, flexible responses to new customer needs, such as the introduction of IT technology to financial services, and creating further additional value are part of the important challenges. Moreover, now that Niigata companies are increasingly entering overseas markets and dealing with foreign companies, the Banks are also expected to expand and improve their consulting function with a global perspective, including providing know-how for business development in overseas markets.
The Banks have cooperated with each other to achieve their common goal of regional development by executing a comprehensive partnership agreement concerning regional revitalization with Niigata Prefecture, forming syndicated loans and other approaches, as well as promoting operational efficiency partnerships, such as jointly operating cash transportation cars. However, in light of changes in the business environment in which the Banks are operating, diversified customer needs and a host of other developments, the Banks, which have long fostered a relationship of trust, have concluded that if they integrate their businesses and address their common challenges by using their respective strengths, then they will be able to continue to play their roles and accomplish their missions as regional banks on a permanent basis, and also contribute significantly to the Banks’ shareholders, customers and local communities. As announced in the April 5, 2017 press release titled “Notice Concerning Basic Agreement Concerning a Business Integration of The Hokuetsu Bank, Ltd. and The Daishi Bank, Ltd.,” the Banks formed a basic agreement on April 5, 2017 to proceed with discussions and considerations toward a business integration, the basic policy of which is to establish the Joint Holding Company through the Share Transfer and to merge the Banks under the Joint Holding Company in the future (the “Business Integration”). Moreover, as announced in the October 27, 2017 press release titled “Notice Concerning the Schedule of the Business Integration of The Hokuetsu Bank, Ltd. and The Daishi Bank, Ltd.,” the date of the formation of the Joint Holding Company through the Share Transfer (i.e., the effective date of the Share Transfer) was decided to be October 1, 2018 (scheduled), and today the Banks reached a definitive agreement to carry out the Business Integration on an equal footing.
Furthermore, the Banks plan to apply for a listing of the shares of common stock of the newly-established Joint Holding Company on the Tokyo Stock Exchange, Inc. (“TSE”). The listing date is scheduled to be October 1, 2018. Because the Banks will become wholly-owned subsidiaries of the Joint Holding Company following the Share Transfer, the Banks plan to respectively delist from the First Section of the TSE on September 26, 2018, prior to the effective date of the Share Transfer. Furthermore, the final decision on the listing date of the Joint Holding Company and the delisting date of the Banks will be made in accordance with the rules of the TSE.

(2) Management Philosophy of the New Financial Group and Post-Business Integration Policies
As announced in the January 19, 2018 press release titled “Management Philosophy of the Holding Company Planned to be Incorporated by The Hokuetsu Bank, Ltd. and The Daishi Bank, Ltd. and Adoption Policies, etc. for Core Banking Systems, etc. of the Merged Bank” (the “January 19 Press Release”), the following management philosophy will be established for the new financial group that will be centered on the Joint Holding Company. This management philosophy will represent the general mission and values to be displayed by the new financial group, and it will be the foundation for all officers and employees at all times. The management philosophy will incorporate three elements: “(A) Principle,” “(B) Mission,” and “(C) Vision.”

We will, as a trustworthy financial group, provide services that meet customers’ expectations and continue to contribute to the development of regional society.	･･･････････(A) ･･･････････(B)
We will resolutely face changes, and create new value.	･･･････････(C)

With the aim of becoming a financial group that gains overwhelming support of their customers and local communities by realizing higher value-added financial intermediary functions and information intermediary functions based on a trusting relationship with customers and networks with local communities that have been built up over a long time, the policy of the new financial group will be to make efforts to achieve the goals listed below.

(i)	Contribution to local communities
The Banks will further contribute to the local economy by bringing together each Bank’s relationship of trust with their customers and an understanding of local communities created in their respective sales bases to expand and sophisticate their consulting functions as community-based financial institutions.
(ii)	Improvement of financial intermediary functions and information intermediary functions
By sharing lending know-how and information between the Banks, the Banks will further improve their financial intermediary functions and information intermediary functions in their sales bases.
(iii)	Enhancement of business efficiency
The Banks will exercise to the fullest advantages of rationalization and streamlining that are gained from economies of scale through efforts towards operational reforms, channel reforms and so-called digitalization, as well as building sustainable business models into the future by creating additional value that reflects their own strengths.
Furthermore, with the aim of maximizing the effect of the integration, the Banks will continue to proceed with discussions and considerations on the basic policy of carrying out the merger of the Banks with a target of about two years from the effective date of the Share Transfer.

In addition, as announced in the January 19 Press Release, in order to achieve the new financial group’s mission of continuing to contribute to the revitalization of regional society, the Banks have agreed in the Business Integration Agreement that, in regard to the enterprise system and the Internet banking and other administrative systems that will be used by the bank after the merger of the Banks (the “Merged Bank”), the basic policy at the Merged Bank will be to adopt the Tsubasa enterprise system (vendor: IBM Japan, Ltd.) that is currently used by Daishi Bank for the enterprise system, and to adopt the service currently used by Hokuetsu Bank (vendor: NTT Data Corporation) for the Internet banking service for customers, so that the effects of the Business Integration are exercised to the fullest while incorporating the strengths of both Banks.
Moreover, promptly from today, Hokuetsu Bank plans to join the Tsubasa Alliance to which Daishi Bank belongs.
(Reference)
What is the Tsubasa Alliance?
・
The official name is the Tsubasa Financial System Advancement Alliance. The Tsubasa Alliance is a framework that was founded to investigate and research IT technology, including FinTech, to which six banks are current members: Daishi Bank, Chiba Bank, Chugoku Bank, Iyo Bank, Toho Bank, and North Pacific Bank.

Furthermore, it was agreed in the Business Integration Agreement that, in regard to the general pension manager for the corporate pension fund of the Merged Bank, the basic policy will be to have Mizuho Trust & Banking Co., Ltd. be the general pension manager and to make the decision with the target of the time of the merger, and with regard to the bank code of the Merged Bank, that the bank code of Daishi Bank (0140) will be used.

(3) Synergistic Effects Expected from the Business Integration
The new financial group will implement specific measures to bring about the following synergistic effects in order to achieve the purposes of the Business Integration early and to improve customer convenience and aim for and achieve maximization of corporate value through the Business Integration, by using its stable and healthy management base in Niigata Prefecture and the strengths of the Banks.

(i)	Banking business
The Banks will evolve the consulting functions to be offered to their customers by complementing their respective know-how and using IT technologies effectively.
1.
In the field of sales and marketing for corporate customers, the Banks will produce synergistic effects by providing services to corporates by further delving into the local market in Niigata Prefecture, such as financing to local small-and-medium-sized enterprises based on business assessments, promotion of business matching, delivery of high quality solutions in the business succession and M&A fields, and providing overseas business support.

2.
In the field of sales and marketing for retail customers, the Banks will further improve customer convenience by learning customer needs through more thorough marketing activities, enhancing non-face-to-face channels such as online services, or even the joint development and collaborated promotion of products and services. The Banks will also produce synergistic effects by offering sophisticated consulting services in response to various needs for asset management, support for a smooth succession of assets to the next generation, and other services.

3.	For local communities, the Banks will reinforce their contribution to regional revitalization by utilizing their financial know-how and extensive local information networks.

(ii)	Business of subsidiaries
The Banks will offer higher value-added financing functions by optimizing the use of subsidiaries’ functions, such as leasing, credit card and securities businesses, and bolster the revenue of non-banking business divisions.

(iii)	Enhanced business efficiency
The Banks will streamline their head office organizations, optimize their overlapping branches and subsidiaries and consolidate their systems and administrative procedures in order to enhance business efficiency, and will use their human resources and other managerial resources to improve customer convenience in local communities and strengthen the Banks’ financial intermediary functions and for other similar purposes.

(iv)	Mutual complementation of know-how and integration of corporate cultures through exchange of human resources
The Banks will assign human resources based on equitable and fair treatment and on the principle of “putting the right person in the right place” irrespective of their affiliated bank, as well as exchanging human resources actively between the Banks, making efforts to complement know-how mutually and integrate their corporate cultures.

2. Overview of the Share Transfer
(1) Schedule of the Share Transfer

Friday, March 23, 2018 (today)	Adoption of resolutions at the board of directors’ meetings for the execution of the Business Integration Agreement Execution of the Business Integration Agreement (Banks)
Saturday, March 31, 2018	Record date of the annual shareholders’ meetings (Banks)
Friday, May 11, 2018 (scheduled)	Adoption of resolutions at the board of directors’ meeting for the preparation of the Share Transfer Plan Preparation of the Share Transfer Plan (Banks) (Note 1)
Tuesday, June 26, 2018 (scheduled)	Convening of the annual shareholders’ meetings (adoption of resolution approving the Share Transfer Plan) (Banks)
Wednesday, September 26, 2018 (scheduled)	TSE delisting date (Banks)
Monday, October 1, 2018 (scheduled)	Date of formation of the Joint Holding Company (i.e., effective date of the Share Transfer) Share listing date of the Joint Holding Company

(Note 1)
From the perspective of realizing “putting the right human resources in the right place,” the preparation date of the Share Transfer Plan has been made May 11, 2018, the date on which the boards of directors of the Banks plan to decide on proposals pertaining to the annual shareholders’ meetings, to allow for a flexible response that includes the submission of director appointment resolutions at the annual shareholders’ meeting of each bank as necessary, in order to consider both the people who will be installed as directors of the Joint Holding Company at its incorporation, and the people who will be installed as directors of the Banks that will become subsidiaries after the incorporation of the Joint Holding Company. In conjunction with this, it is planned that the names of the directors at incorporation other than the representative director at the time of the incorporation of the Joint Holding Company will be decided on at the time of the preparation of the Share Transfer Plan, but there is no plan to change the terms of the Share Transfer from the details set forth in this press release. Furthermore, please see “5.(5) Representatives, directors and executives, etc. expected to assume office” below regarding the representative director and other directors at incorporation at the time of the incorporation of the Joint Holding Company.

(Note 2)	The above schedule may be changed upon consultation between the Banks where necessary in the course of moving towards the Share Transfer or for other reasons.

(2) Method of the Share Transfer
The Share Transfer will take the form of a joint share transfer, under which the Banks will become wholly-owned subsidiaries of the Joint Holding Company to be incorporated following the share transfer, and the Joint Holding Company will become the wholly-owning parent company of the Banks.

(3) Details of Allotment in the Share Transfer (“Share Transfer Ratio”)
Company name	Daishi Bank	Hokuetsu Bank
Share transfer ratio	1	0.5

(Note 1) Share allotment ratio
One (1) share of common stock of the Joint Holding Company will be allocated and delivered for each share of common stock of Daishi Bank, and 0.5 share(s) of common stock of the Joint Holding Company will be allocated and delivered for each share of common stock of Hokuetsu Bank. One unit of shares of common stock of the Joint Holding Company is planned to comprise 100 shares.

If the number of Joint Holding Company shares which will be delivered to a shareholder of the Banks through the Share Transfer includes a fraction of less than one share, the Joint Holding Company will, pursuant to Article 234 of the Companies Act of Japan (“Companies Act”) and other relevant laws and regulations, pay the relevant shareholder a cash amount corresponding to such fractional share.
Changes to the above Share Transfer Ratio may be made during the period after the execution of the Business Integration Agreement and until the effective date of the Share Transfer upon consultation between the Banks in the event that matters that cause a material effect to the Share Transfer Ratio are newly found to exist or have occurred.

(Note 2) Number of newly issued Joint Holding Company shares to be delivered through the Share Transfer (scheduled)
Common stock: 45,876,775 share(s)
The above number has been calculated based on the total number of issued and outstanding shares of Daishi Bank (34,625,347 shares) and those of Hokuetsu Bank (24,514,280 shares) as of December 31, 2017. However, the Banks plan to cancel their treasury shares (however, excluding treasury shares owned by Daishi Bank that are the trust assets of the exclusive trust of the Daishi Bank Employee Stock Ownership Plan pertaining to all of Daishi Bank’s trust-type employee stock ownership incentive plan (E-Ship) (owner name: “The Nomura Trust and Banking Co., Ltd. (Daishi Bank Employee Stock Ownership Plan Exclusive Trust Account)”); the same hereinafter) immediately before the Joint Holding Company acquires all of the Banks’ issued and outstanding shares (“Record Time”). Accordingly, treasury shares held by Daishi Bank (741,809 shares) and Hokuetsu Bank (527,805 shares) as of December 31, 2017 have not been included in the scope of the new share delivery in calculating the above number. The number of newly issued Joint Holding Company shares to be delivered through the Share Transfer may change if the number of the Banks’ treasury shares as of December 31, 2017 changes before the Record Time due to reasons such as exercise of the right to request purchase of shares by a shareholder of Daishi Bank or Hokuetsu Bank.

(Note 3) Handling of shares constituting less than one unit
The Banks’ shareholders who receive an allocation of shares constituting less than one unit (100 shares) of the common stock of the Joint Holding Company (“Shares Constituting Less than One Unit”) through the Share Transfer may not sell Shares Constituting Less than One Unit on the TSE or any other securities exchange. Shareholders who own Shares Constituting Less than One Unit may request the Joint Holding Company to purchase their Shares Constituting Less than One Unit pursuant to Article 192, paragraph (1) of the Companies Act. It is planned that such shareholders may also request the Joint Holding Company to sell the number of shares needed, together with the number of Shares Constituting Less than One Unit owned by such shareholder, to constitute one unit pursuant to Article 194, paragraph (1) of the Companies Act and provisions planned to be stipulated in the Articles of Incorporation of the Joint Holding Company.

(4) Handling of stock acquisition rights and bonds with stock acquisition rights of the wholly-owned subsidiaries
In connection with the Share Transfer, the Joint Holding Company will deliver to the holders of stock acquisition rights issued by Daishi Bank and Hokuetsu Bank outstanding as of the Record Time stock acquisition rights of the Joint Holding Company based on the terms of stock acquisition rights and the Share Transfer Ratio. Neither of the Banks has issued bonds with stock acquisition rights.

3. Basis for the Calculation of the Share Transfer Ratio
(1) Basis and Reasons for the Share Transfer Ratio
As described under “1. (1) Background and Goals of the Business Integration” above, based on the basic agreement concerning proceeding with discussions and considerations toward the Business Integration dated April 5, 2017, the Banks established the Preparatory Integration Committee and have been discussing and considering consummating the Business Integration with the effective date of the Share Transfer as October 1, 2018 (scheduled).

As described in “(4) Measures to Ensure Fairness” below, Daishi Bank respectively appointed Nomura Securities Co. Ltd. (“Nomura Securities”) as an independent third-party financial advisor for the analysis of the Share Transfer Ratio and Nishimura & Asahi as a legal advisor in order to ensure the fairness to Daishi Bank’s shareholder from a financial point of view of the Share Transfer Ratio and other aspects of the Share Transfer, and commenced deliberations with respect to the transaction. After careful discussions and negotiations with reference to the analysis prepared by Nomura Securities on March 22, 2018 and the legal advice provided by Nishimura & Asahi, Daishi Bank concluded that it is appropriate to implement the Share Transfer based on the Share Transfer Ratio indicated in “2. (3) Details of Allotment in the Share Transfer (Share Transfer Ratio)” above.
On the other hand, as described in “(4) Measures to Ensure Fairness” below, Hokuetsu Bank respectively appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as an independent third-party financial advisor for the analysis of the Share Transfer Ratio and Mori Hamada & Matsumoto as a legal advisor to ensure the fairness to Hokuetsu Bank’s shareholder from a financial point of view of the Share Transfer Ratio and other aspects of the Share Transfer, and commenced a deliberate review process and discussions with respect to the transaction. After careful discussions and negotiations with reference to the analysis prepared by Mizuho Securities on March 22, 2018 and the legal advice provided by Mori Hamada & Matsumoto, Hokuetsu Bank concluded that it is appropriate to implement the Share Transfer based on the Share Transfer Ratio indicated in “2. (3) Details of Allotment in the Share Transfer (Share Transfer Ratio)” above.
As such, the Banks carefully negotiated and discussed the Share Transfer Ratio, comprehensively taking into account factors such as the market price, financial position, and future prospects of each party, based on the due diligence conducted by each bank concerning the other, with each bank making reference to the financial analysis of its financial advisor and the legal advice of its legal advisor. As a result of such negotiations and discussions, each of the Banks concluded in a meeting of its board of directors held today that the Share Transfer Ratio for the Share Transfer set forth in “2.(3) Details of Allotment in the Share Transfer (Share Transfer Ratio)” above is appropriate. Upon the decision thereof, the Banks have agreed to the Share Transfer Ratio for the Share Transfer.

(2) Calculation
(i) Names of the financial advisors and the relationship with the Banks
Nomura Securities, financial advisor (independent third-party financial advisor) of Daishi Bank, and Mizuho Securities, financial advisor (independent third-party financial advisor) of Hokuetsu Bank, are not related parties of either Daishi Bank or Hokuetsu Bank and have no material interests requiring disclosure in regards to the Share Transfer.

(ii) Outline of the Calculation
In order to ensure fairness from a financial point of view of the Share Transfer Ratio to their respective shareholders, Daishi Bank retained Nomura Securities and Hokuetsu Bank retained Mizuho Securities as their respective independent third-party financial advisors for calculating and analyzing the Share Transfer Ratio.
As part of its analyses of the Share Transfer Ratio, Nomura Securities conducted a market share price analysis because each bank’s shares are listed on the First Section of the TSE and market prices are available for each Bank’s shares, as well as a comparable companies analysis because there are multiple companies that are comparable to each bank and Nomura Securities could estimate each bank’s share value by comparing the comparable companies. In addition, in order to additionally reflect future business activities, Nomura Securities conducted a dividend discount model analysis (“DDM Analysis”), which is a method used to analyze the share value by discounting, using cost of capital, the value attributable to the shareholders after taking into account retained earnings and other factors necessary to maintain certain capital structure, which method is used generally for the analysis of financial institutions. The result of each analysis is indicated below. The respective ranges for the Share Transfer Ratio represent the number of shares of the Joint Holding Company to be allotted for one common share of Hokuetsu Bank, assuming that one common share of the Joint Holding Company is allotted for one common share of Daishi Bank.

	Analysis	Range of Share Transfer Ratio
1	Market Share Price Analysis	0.49–0.50
2	Comparable Companies Analysis	0.48–0.53
3	DDM Analysis	0.36–0.53

In the market share price analysis, Nomura Securities used March 22, 2018 (the “Reference Date”) as the reference, and used the closing price on the Reference Date, the simple average closing price for the five business days from March 15, 2018 until the Reference Date, the simple average closing price for the one-month period from February 23, 2018 until the Reference Date, the simple average closing price for the three-month period from December 25, 2017 until the Reference Date, and the simple average closing price for the six-month period from September 25, 2017 until the Reference Date.
For the analysis of the Share Transfer Ratio, Nomura Securities has used information provided by the Banks and public information. Nomura Securities has assumed the accuracy and completeness of all materials and information, and has not independently verified the accuracy or completeness of such information. Also, Nomura Securities has not undertaken an independent evaluation, appraisal or assessment of the assets or liabilities (including contingent liabilities), on an aggregate or individual basis, of the Banks or any of their respective affiliates, nor did it make any request to a third party for an appraisal or assessment. Nomura Securities’ analysis of the Share Transfer Ratio reflects information and economic conditions as of March 22, 2018, and it assumes that the individual financial forecasts of the Banks (including profit plans and other information) were reasonably prepared based on the best currently-available estimates and judgment of the management of the individual Banks. The future profit plans for the Banks that was the basis for the DDM Analysis did not anticipate a significant increase or decrease in profit.

As part of its analyses of the Share Transfer Ratio, Mizuho Securities conducted a historical reference share price analysis because each bank’s shares are listed on the First Section of the TSE and market prices are available for each Bank’s shares, as well as a comparable companies analysis because there are multiple companies that are comparable to each bank and Mizuho Securities could estimate each bank’s share value by comparing the comparable companies. Furthermore, in order to reflect future business activities, Mizuho Securities conducted a DDM Analysis, which is a method used to analyze the share value by discounting, using cost of capital, the value attributable to the shareholders after taking into account retained earnings and other factors necessary to maintain certain capital structure, which method is used generally for the analysis of financial institutions. The result of each analysis is indicated below. The respective ranges for the Share Transfer Ratio represent the number of common shares of the Joint Holding Company to be allotted for one common share of Hokuetsu Bank, assuming that one common share of the Joint Holding Company is allotted for one common share of Daishi Bank.

	Analysis	Range of Share Transfer Ratio
1	Historical Reference Share Price Analysis	0.49–0.50
2	Comparable Companies Analysis	0.46–0.59
3	DDM Analysis	0.41–0.59

Furthermore, in the historical reference share price analysis, Mizuho Securities used the closing price on the Reference Date, and the simple average closing prices for the week until the Reference Date, the one-month period until the Reference Date, the three-month period until the Reference Date, and the six-month period until the Reference Date.
For the analysis of the Share Transfer Ratio, Mizuho Securities has used information provided by the Banks and public information. Mizuho Securities has assumed the accuracy and completeness of all materials and information, and has not independently verified the accuracy or completeness of such information.

Also, Mizuho Securities has not undertaken an independent evaluation, appraisal or assessment of the assets or liabilities (including contingent liabilities), on an aggregate or individual basis, of the Banks or any of their respective affiliates, nor did it make any such request to a third party. Mizuho Securities’ analysis of the Share Transfer Ratio reflects information and economic conditions until March 22, 2018, and it assumes that the financial forecasts of the Banks (including profit plans and other information) were reasonably prepared based on the best-available estimates and judgment of the management of the Banks. The future profit plans for the Banks that was the basis for the DDM Analysis did not anticipate a significant increase or decrease in profit.

(3) Handling of Listing Application for the Joint Holding Company
The Banks plan to apply for a listing of the shares of common stock of the newly-established Joint Holding Company on the TSE. The listing date is scheduled to be October 1, 2018.
The Banks will become subsidiaries of the Joint Holding Company through the Share Transfer, and the Banks accordingly plan to respectively delist from the TSE on September 26, 2018, before the listing of the Joint Holding Company.
Furthermore, the listing date of the shares of the Joint Holding Company and the delisting date of the Banks will be determined in accordance with the rules of the TSE.

(4) Measures to Ensure Fairness
In order to ensure fairness of the Share Transfer, Daishi Bank has taken the following measures.

(i) Obtaining a share transfer ratio analysis report from an independent third-party financial advisor
In order to ensure the fairness to its shareholders from a financial point of view of the Share Transfer Ratio, Daishi Bank selected Nomura Securities as a third-party financial advisor as described in “3.(1) Basis and Reasons for the Share Transfer Ratio” above, and obtained its share transfer ratio analysis report in order to use it as a basis for the agreement of the Share Transfer Ratio for the Share Transfer. Daishi Bank conducted negotiations and discussions with Hokuetsu Bank with reference to the analyses and advice of Nomura Securities, its third-party financial advisor, and the board of directors resolved today that Daishi Bank will implement the Share Transfer based on the Share Transfer Ratio as described in “2. (3) Details of Allotment in the Share Transfer (Share Transfer Ratio)” above.
Daishi Bank received a written opinion (a so-called “fairness opinion”) dated March 22, 2018 from Nomura Securities to the effect that the Share Transfer Ratio in the Share Transfer is appropriate for Daishi Bank from a financial point of view.

(ii) Advice from an independent law firm
In order to ensure the fairness and adequacy of decision making of the board of directors, Daishi Bank obtained legal advice on method and process of its decision making and other procedures relating to the Share Transfer from Nishimura & Asahi as a legal advisor independent of the Banks.

In order to ensure fairness of the Share Transfer, Hokuetsu Bank has taken the following measures.

(i) Obtaining a Share Transfer Ratio analysis report from an independent third-party financial advisor
In order to ensure the fairness to its shareholders from a financial point of view of the Share Transfer Ratio, Daishi Bank selected Mizuho Securities as a third-party financial advisor as described in “3.(1) Basis and Reasons for the Share Transfer Ratio” above, and obtained its Share Transfer Ratio analysis report in order to use it as a basis for the agreement of the Share Transfer Ratio for the Share Transfer. Hokuetsu Bank conducted negotiations and discussions with Daishi Bank with reference to the analyses and advice of Mizuho Securities, its third-party financial advisor, and the board of directors resolved today that Hokuetsu Bank will implement the Share Transfer based on the agreed Share Transfer Ratio as described in “2. (3) Details of Allotment in the Share Transfer (Share Transfer Ratio)” above.
Hokuetsu Bank received a written opinion (a so-called “fairness opinion”) dated March 22, 2018 from Mizuho Securities to the effect that the Share Transfer Ratio in the Share Transfer is appropriate for Hokuetsu Bank’s shareholders from a financial point of view. Mizuho Securities’ material assumptions and the like regarding its fairness opinion are described in Exhibit.

(ii) Advice from an independent law firm
In order to ensure the fairness and adequacy of decision making of the board of directors, Hokuetsu Bank obtained legal advice on method and process of its decision making and other procedures relating to the Share Transfer from Mori Hamada & Matsumoto as a legal advisor independent of the Banks.

(5) Measures to Avoid Conflicts of Interest
There is no conflict of interest between Daishi Bank and Hokuetsu Bank in connection to the Share Transfer, and therefore, the Banks have not taken any special measures to avoid potential conflicts of interest.

4. Profile of the Banks
(1) Company Profiles (as of the end of September 2017)
Name	The Hokuetsu Bank, Ltd.	The Daishi Bank, Ltd.
Location	2-14 Ote-dori 2-chome, Nagaoka, Niigata, Japan	1071-1 Higashiborimae-dori 7-bancho, Chuo-ku, Niigata, Niigata, Japan
Name and Title of Representative	Katsuya Sato, President	Fujio Namiki, President
Nature of Business	Banking business	Banking business
Amount of capital	24,538 million yen	32,776 million yen
Date of foundation	December 20, 1878	November 2, 1873
Number of issued shares	24,514,280 shares	346,253,472 shares (note)
Fiscal year end	March 31	March 31
Number of employees (non-consolidated)	1,519 employees	2,401 employees
Number of branches (including sub-branches)	84 branches	121 branches

Major shareholders and shareholding ratios	Japan Trustee Services Trust Bank, Ltd. (Trust Account)	13.46%	Japan Trustee Services Trust Bank, Ltd. (Trust Account)	5.03%
	Meiji Yasuda Life Insurance Company	4.96%	Nippon Life Insurance Company	2.96%
	Mitsuboshi Metal Industry Co., Ltd.	4.09%	Meiji Yasuda Life Insurance Company	2.93%
	Hokuetsu Bank Employee Stock Ownership Plan	2.31%	Daishi Bank Employee Stock Ownership Plan	2.46%
	The Master Trust Bank of Japan, Ltd. (Trust Account)	2.15%	Tohoku Electric Power Co., Inc.	2.41%
	DFA INTL SMALL CAP VALUE PORTFOLIO (Standing proxy: Citibank, NA Tokyo branch)	1.80%	Japan Trustee Services Trust Bank, Ltd. (Trust Account No. 9)	2.10%
	Sakai Shoji Kabushiki Kaisha	1.77%	Daido Life Insurance Company	2.03%
	Japan Trustee Services Trust Bank, Ltd. (Trust Account No. 4)	1.72%	The Master Trust Bank of Japan, Ltd. (Trust Account)	2.00%
	Japan Trustee Services Trust Bank, Ltd. (Trust Account No. 5)	1.64%	Sompo Japan Nipponkoa Insurance Inc.	1.98%
	Sompo Japan Nipponkoa Insurance Inc.	1.63%	DFA INTL SMALL CAP VALUE PORTFOLIO (Standing proxy: Citibank, NA Tokyo branch)	1.90%
Relationship between Companies
Capital	None
Personnel	None
Transactional	None, other than ordinary interbank transactions
Status as a related party	None
(Note) Daishi Bank consolidated its shares (10 shares into one share of common stock) on October 1, 2017 and changed the number of shares constituting one unit (from 1,000 shares to 100 shares). As a result, the number of issued shares has been reduced by 311,628,125 shares to 34,625,347 shares.

(2) Business Results for the Most Recent Three Years
	Hokuetsu Bank			Daishi Bank
Fiscal year	Year ended March 2015	Year ended March 2016	Year ended March 2017	Year ended March 2015	Year ended March 2016	Year ended March 2017
Net assets (consolidated)	113,562	118,021	115,972	331,814	319,683	326,142
Total assets (consolidated)	2,616,867	2,704,868	2,729,171	5,193,730	5,342,251	5,673,726
Net assets per share (yen) (consolidated)	4,581.15	4,920.22	4,833.40	8,722.02	8,892.05	9,102.89
Ordinary income (consolidated)	57,013	57,818	48,206	98,073	98,377	94,823
Ordinary profit (consolidated)	11,896	13,099	9,149	26,209	24,353	16,956
Profit attributable to owners of parent	6,438	7,766	6,709	14,259	14,467	11,527
Net income per share (yen) (consolidated)	264.33	321.90	280.18	407.22	420.41	336.63
Dividend per share (yen)	60.00	60.00	60.00	80.00	90.00	90.00
(Note) Daishi Bank consolidated its common stock at the ratio of 10 shares to one share on October 1, 2017, and Hokuetsu Bank consolidated its common stock at the ratio of 10 shares to one share on October 1, 2016. In order to ensure the comparability of each fiscal year in regard to the net assets per share (consolidated) and net income per share (consolidated) prior to the share consolidations, the total number of issued and outstanding shares that is the basis for calculating financial figures per share has been calculated after a reduction to one-tenth of the previous amount. In addition, in consideration of the effect of the share consolidations on dividends per share, the amounts of the dividends per share before the share consolidations have been multiplied by 10.

5. Profile of the Company (Joint Holding Company) to be Established through the Share Transfer
(1)	Trade name	Daishi Hokuetsu Financial Group, Inc.
(2)	Nature of Business	Management and operation of banks and other companies that the Company may have as subsidiaries under the Banking Act and any and all businesses incidental or related thereto.
(3)	Location of head office	2-14 Ote-dori 2-chome, Nagaoka, Niigata, Japan
(4)	Location of principal head office functions	1071-1 Higashiborimae-dori 7-bancho, Chuo-ku, Niigata, Niigata, Japan
(5)	Representatives, directors and executives, etc. expected to assume office
Regarding the directors at incorporation of the Joint Holding Company, it has been agreed that: (i) there will be a total of eight directors at incorporation (excluding audit and supervisory committee members at incorporation), of whom five will be nominated by Daishi Bank and three will be nominated by Hokuetsu Bank, and (ii) there will be a total of five directors at incorporation who are audit and supervisory committee members at incorporation, of whom three will be nominated by Daishi Bank (two of whom will be outside directors) and two will be nominated by Hokuetsu Bank (two of whom will be outside directors).
In addition, it has been agreed that (a) as one person out of the directors at incorporation to be respectively nominated by each Bank based on the agreement set forth in (i) above, Daishi Bank will nominate Fujio Namiki, who is its president, and Hokuetsu Bank will nominate Katsuya Sato, who is its president, and that (b) there will be two representative directors at incorporation of the Joint Holding Company, and President Katsuya Sato of Hokuetsu Bank will assume office as the Chairman and Representative Director, and President Fujio Namiki of Daishi Bank will assume office as the President and Representative Director. The names of specific directors at incorporation other than the representative directors at incorporation are planned to be decided at the time of the preparation of the Share Transfer Plan based on the foregoing.

(6)	Capital	30,000 million yen
(7)	Net assets (on a consolidated basis)	To be determined
(8)	Total assets (on a consolidated basis)	To be determined
(9)	Fiscal year end	March 31
(10)	Stock exchange	TSE
(11)	Accounting auditor	KPMG AZSA LLC
(12)	Administrator of shareholder registry	Mitsubishi UFJ Trust and Banking Corporation

6. Overview of Accounting Treatment of the Share Transfer
It is expected that the purchase method will be applied as the accounting treatment of the Share Transfer since it falls under “purchase” stipulated in the Accounting Standard for Business Combination. The amount of goodwill (or negative goodwill) in connection with the Share Transfer has not been determined at the present stage.

7. Forecast
(1) Dividend Policies of the Banks
Under the Business Integration Agreement, the Banks agreed that Daishi Bank is able to carry out dividends of surplus in the maximum amount of (i) 45 yen per common share to shareholders or registered pledgees of shares that hold common stock of Daishi Bank and that are stated or recorded in the final shareholder register on March 31, 2018, and (ii) 45 yen per common share to shareholders or registered pledgees of shares that hold common stock of Daishi Bank and that are stated or recorded in the final shareholder register on September 30, 2018, and that Hokuetsu Bank is able to carry out dividends of surplus in the maximum amount of (i) 30 yen per common share to shareholders or registered pledgees of shares that hold common stock of Hokuetsu Bank and that are stated or recorded in the final shareholder register on March 31, 2018, and (ii) 30 yen per common share to shareholders or registered pledgees of shares that hold common stock of Hokuetsu Bank and that are stated or recorded in the final shareholder register on September 30, 2018.

(2) Earnings Forecast for the Joint Holding Company
The earnings forecast and the like for the Joint Holding Company is currently being prepared and will be announced once the forecast has been made final.

8. Conditions Precedent to the Execution of the Share Transfer
The execution of the Share Transfer is subject to obtaining the approval of shareholders of the Banks for the Share Transfer Plan and other matters necessary for the Share Transfer, obtaining the regulatory approvals required for the Share Transfer, and that the Share Transfer has not been canceled in accordance with the Share Transfer Plan.

9. Other
With respect to its other advisors, Hokuetsu Bank has received advice on processes and the like in this matter from Daiwa Securities Co., Ltd.

End

(Reference) Consolidated earnings forecast for the current period (announced on January 31, 2018) and consolidated results for the preceding fiscal year of Hokuetsu Bank (Unit: millions of yen)
Hokuetsu Bank	Ordinary profit	Profit attributable to owners of parent	Net income per share (Unit: yen)
Consolidated earnings forecast for current year (ending March 2018)	8,700	6,400	266.92
Consolidated results for previous year (ending March 2017)	9,149	6,709	280.18

(Reference) Consolidated earnings forecast for the current period (announced on January 31, 2018) and consolidated results for the preceding fiscal year of Daishi Bank (Unit: millions of yen)
Daishi Bank	Ordinary profit	Profit attributable to owners of parent	Net income per share (Unit: yen) (Note)
Consolidated earnings forecast for current year (ending March 2018)	19,800	12,900	382.23
Consolidated results for previous year (ending March 2017)	16,956	11,527	336.63
(Note) Daishi Bank consolidated its common stock at the ratio of 10 shares to one share on October 1, 2017. Net income per share is stated in consideration of that share consolidation.

[Contact for inquiries regarding this notice]

The Hokuetsu Bank, Ltd.	Planning Coordination Division Public Relations	Tel: +81-258-35-3111

The Daishi Bank, Ltd.	Planning Coordination Division Public Relations Office	Tel: +81-25-222-4111

Exhibit Assumptions, etc. of Mizuho Securities’ Fairness Opinion
Mizuho Securities issued a written opinion (the “Opinion”) on March 22, 2018 to the effect that the Share Transfer Ratio is appropriate for Hokuetsu Bank’s shareholders from a financial point of view, and it assumed the following points upon that issuance.

For the purpose of the expression of its opinion in the Opinion, Mizuho Securities has relied on and assumed the accuracy and completeness of all public information reviewed by Mizuho Securities and all financial information and other information that the Banks provided to Mizuho Securities or that Mizuho Securities discussed with the Banks, and that formed the substantial basis of the analysis in this Opinion. Furthermore, Mizuho Securities has not independently verified the accuracy or completeness of such information and does not bear a responsibility or duty to make such an independent verification. If there was a matter that would render materially inaccurate the information that was provided to Mizuho Securities or that Mizuho Securities discussed with the Banks, or there was a fact or situation that was not disclosed at the time of the delivery of the Opinion or that occurred after the delivery of the Opinion (including facts that potentially existed at the time of the delivery of the Opinion and later became clear), it is possible that the conclusion expressed in the Opinion would be different. Mizuho Securities has assumed that the management of the Banks is not aware of any facts that would render incomplete or invite misunderstanding of the information that was provided to Mizuho Securities or that Mizuho Securities discussed with the Banks. Furthermore, Mizuho Securities has not undertaken an independent evaluation or assessment of the assets or liabilities (including derivatives transactions, off-balance-sheet assets and liabilities or other contingent liabilities) or the reserves of the Banks or their respective affiliates, it has not analyzed the appropriateness of valuations for accounting or taxation purposes or the suitability of accounting treatments or taxation treatments, and it has not been provided with any such evaluations, assessments, or analyses by a third party or requested them from a third party. Mizuho Securities does not bear a duty to assess the assets or facilities of the Banks or their respective affiliates, and it has not evaluated the shareholders’ equity, solvency, or fair price of the Banks or their respective affiliates based on laws regarding insolvency or bankruptcy, etc.

With the consent of Hokuetsu Bank, Mizuho Securities has used assumptions that it considers reasonable and appropriate regarding information that was requested by Mizuho Securities during the preparation of the Opinion (i) that was not provided or disclosed by the Banks, (ii) that although provided or disclosed has an uncertain effect on the corporate value of the Banks at the present time, or (iii) that Mizuho Securities was unable to use as the basis of its evaluation even by other methods. Mizuho Securities has not verified what type of effect there will be on the future finances of the Banks in the event it becomes clear that such assumptions by Mizuho Securities differ from the facts in material respects.

Furthermore, Mizuho Securities has assumed that financial forecasts and other information regarding the future provided to Mizuho Securities (including forecasts regarding future profits and expenses, expectations of expenses reductions, and the Banks’ business plans) have been reasonably prepared by the Banks’ management based on the best currently available forecasts and judgments of the future business results and financial status of the Banks and their respective affiliates. Mizuho Securities has relied on those financial forecasts and business plans without conducting any independent verifications of the feasibility of those financial forecasts and business plans, and Mizuho Securities is not expressing any judgment on the analyses or forecasts that are referenced in the Opinion, or on the assumptions that are the basis for those analyses or forecasts. In regard to synergy effects from the integration of the Banks through this transaction, at the time of the delivery of the Opinion, Mizuho Securities is not aware of any matters that allow the qualitative evaluation of the possibility of a material effect on the expression of its opinion, and they have not been incorporated into the review under the Opinion. In addition, Mizuho Securities has not expressed any opinion on the future outlook, plans, or survivability of the Banks, whether as independent companies or after their integration. Mizuho Securities is not an expert in relation to law, regulation, or taxation, and it has relied on the evaluations carried out by the Banks’ outside experts regarding such matters. Furthermore, Mizuho Securities has assumed that this transaction is not taxable with respect to the Banks under the Corporation Tax Act of Japan, and that other tax relationships regarding this transaction will not affect the Share Transfer Ratio.

Mizuho Securities has assumed, without conducting an independent verification, that this transaction will be completed in a timely fashion and that all consents and approvals of governmental and regulatory authorities or otherwise (regardless of whether legal or contractual) that are required to complete this transaction can be obtained without having any adverse effect on the Banks or the benefit that is expected from this transaction, that the content of such consents and approvals will not affect the Share Transfer Ratio, and furthermore that any orders, measures, or dispositions that are issued or imposed on the Banks by a regulatory authority, etc. will, except for those disclosed by the Banks, either not have an effect on the Banks’ future results or will not occur in the future. It has also assumed that the Banks and their respective affiliates have not in the past executed contracts, agreements, or any other documents that will have a material effect on the Share Transfer Ratio and have not made such decisions, and will not execute such documents or make such decisions in the future, and that in the future the execution of this transaction will not breach a material agreement that is binding on the Banks or their respective affiliates, and will not give rise to a right to cancel such a material agreement or a right to declare non-performance or exercise a remedy pursuant to such an agreement. Mizuho Securities has assumed that there are no contingent liabilities regarding lawsuits or disputes, etc., or off-balance-sheet liabilities regarding the environment, taxation, or intellectual property rights, etc. on the part of the Banks and their respective affiliates, except for those stated in the information that was disclosed by the Banks that formed the foundation of the analysis in the Opinion.

The Opinion is necessarily premised on the financial conditions, economic conditions, market conditions, and other conditions that existed and could be evaluated as of the date of the Opinion, and it relies on the information that Mizuho Securities had obtained as of the date of the Opinion. In addition, information that Mizuho Securities had obtained as of the date of the Opinion, and facts that are potentially included in such information, whose effect on the corporate value of the Banks were not necessarily clear as of the date of the Opinion were not subject to the review by Mizuho Securities. Consequently, it is possible that the opinion of Mizuho Securities will be affected if the facts that were assumed in the review under the Opinion have changed or had an effect on or after the date of the Opinion, or an effect on corporate value due to the discovery of potential facts such as those described above has become clear, but Mizuho Securities will not be responsible for amending, updating, supplementing, or reconfirming the Opinion.

Mizuho Securities plans to receive a fee (including incentive remuneration on the condition that this transaction is completed) from Hokuetsu Bank as consideration for its services as a financial advisor of Hokuetsu Bank in relation to this transaction. Hokuetsu Bank has agreed to compensate Mizuho Securities for certain obligations that arise on the part of Mizuho Securities due to its participation, including in relation to the submission of the Opinion. Furthermore, in the ordinary course of business or in relation to this transaction, Mizuho Securities or companies in the Mizuho Financial Group of which Mizuho Securities is a member may, on their own accounts or on customers’ accounts, underwrite, hold, or sell various financial instruments including certain shares, bonds or other securities issued by either of the Banks or their respective affiliates, and they may possibly hold positions in such financial instruments at any time, and may possibly carry out derivatives transactions pertaining to either of the Banks or their respective affiliates, or to various financial instruments issued by those companies. In addition, it is possible that Mizuho Securities or companies in the Mizuho Financial Group of which Mizuho Securities is a member may, in the course of ordinary business or in relation to this transaction, have financing or other transactional relationships with either of the Banks or their respective affiliates and receive consideration regarding such acts.

Mizuho Securities was not required to submit an opinion on proceeding with this transaction or on the business decision-making at Hokuetsu Bank that is the premise for executing this transaction, and Mizuho Securities’ opinion does not cover such matters in any respect. In addition, Mizuho Securities was not requested to submit an opinion on transactions other than this transaction or on the comparative merits and demerits of this transaction and other transactions, and such opinions are not represented in the Opinion. Mizuho Securities does not bear a duty to encourage Hokuetsu Bank or the board of directors of Hokuetsu Bank to gather the concerns of third parties related to this transaction, and it has not carried out such encouragement.

Mizuho Securities’ opinion is limited to whether the Share Transfer Ratio is appropriate for the common shareholders of Hokuetsu Bank from a financial point of view as of the date of the Opinion, and Mizuho Securities has not represented an opinion regarding the appropriateness of the Share Transfer Ratio for holders of other types of securities, creditors, or other related parties of Hokuetsu Bank. Furthermore, Mizuho Securities has not represented an opinion regarding the amount or quality of remuneration related to this transaction, or the appropriateness of such remuneration, for any directors, executive officers, employees, or equivalent persons of the Banks.

Draft
(P3 Share transfer ratio pre-update)
March 20, 2018
5:35 pm
Definitive Agreement Concerning
the Business Integration
Daishi Hokuetsu Financial Group, Inc.
March 23, 2018

Table of Contents

1. Progress so far P 1
2. Background and purpose of integration  P 2
3. Integration overview P 3
4. New Group overview P 6
5. Expected effects from integration P 9
6. Future Initiatives for Business Integration  P 14

1. Progress So Far

Following the conclusion of the Basic Agreement in April
2017, a Preparatory Integration Committee was formed to
handle discussions and plan for the integration. The
proposed integration was cleared* by the Fair Trade
Commission in December 2017, and we have subsequently
accelerated our efforts to realize the early integration of
our businesses so that we can contribute to the region and
its local communities.

Apr 2017
Signed Basic Agreement
Preparatory Integration Committee and 10 function-specific
working groups (corporate planning, back-office systems,
risk management, etc.) formed to hold discussions in
preparation for the integration
May
Formulation of basic integration policy and schedule
Sep
Daishi Hokuetsu Financial Group holding company structure
agreed upon
Dec
Proposed integration cleared by JFTC*
Jan 2018
Agreement reached on holding company corporate philosophy,
selection policy for backbone systems, etc. Mar 2018 (today)
Definitive agreement
Aiming for early integration to contribute to the region
April 5 2017
March 23 2018
* JFTC notified the Banks that it would not issue a
cease-and-desist order after reviewing the proposed
integration with respect to the Antimonopoly Act (AMA) 1

2. Background and Purpose of the Integration
Background
Shrinking bank deposits and lending due to declining
population Prolonged monetary easing policy squeezing profit margins on lending and gains on securities Advances in
FinTech, which integrates finance and IT technology, raises
the challenge of flexibly in responding to new customer
needs and creating further value added More local companies
expand overseas, raising the challenge to bolster consulting services with a global perspective to provide know-how for
business development in overseas markets

Purpose
We aim to become a financial group that gains the
overwhelming support of its customers and local communities
by realizing higher value-added financial intermediary
functions and information intermediary functions Contribute
to local communities Contribute to local communities by
developing and expanding our consulting functions as a
community-based financial institution

Improve financial and information intermediary functions
Share lending expertise and information between the Banks to bolster our financial intermediary and information
intermediary functions as part of our marketing bases.
Enhancement of business efficiency Build a sustainable
business model based on creating additional value by fully
leveraging rationalization and streamlining to pursue
economies-of-scale gains  2

3. Integration Overview (1) Integration Process

Business integration process
Method of integration
The integration will be done in the form of a joint share
transfer, with the Banks becoming wholly owned subsidiaries
of the Joint Holding Company following the share transfer.
Basic agreement in place to pursue a merger of the Banks
within two years Share transfer ratio

One common share of the Joint Holding Company to be allotted for each Daishi Bank common share 0.5 common shares of the
Joint Holding Company to be allotted for each Hokuetsu Bank
common share Integration schedule (proposed)

Mar 23 2018
Execution of definitive agreement on
share transfer
May 11 2018
Adoption of share transfer plan resolutions at the board
meetings for both Banks Jun 26 2018

Share transfer plan approved at both Banks' General
Shareholders' Meeting.
Sep 26 2018
Delisting (of both Banks)
Oct 1 2018 Holding Company established
   and listed
Within 2 years of Holding Co. est'd
   Merger
1st Step  Holding Company established via joint share
transfer
Daishi Hokuetsu Financial Group

100%
Daishi Securities
Daishi Lease
Daishi JCB Card
Daishi DC Card
Daishi Computer Systems
Daishi Credit Guarantee
Daishi Management Consulting
100%
Hokuetsu Lease
Hokuetsu Card
Hokuetsu Credit Guarantee
Hokugin Economic Research Institute
2nd Step Banks merger and group company optimization
Daishi Hokuetsu Financial Group

Merged Banks
Securities
Lease
Credit card
IT Systems
Credit guarantee
Consulting    3

3. (2) Holding Company Structure

Company Overview

Trade name
Hokuetsu Financial Group, Inc.

HQ and head office functions
Headquarters: Nagaoka-shi Head office functions: Niigata-shi
Company Structure
Company with Audit and
Supervisory Committee
Representative Directors
Chairman: Katsuya Sato
(President of Hokuetsu Bank)
President: Fujio Namiki
(President of Daishi Bank)
Capitalization

JPY30 billion
Established October 1 2018
Exchange

TSE First Section
Organizational Structure (tentative)

Daishi Hokuetsu Financial Group
General Meeting of Shareholders
Board of Directors
Audit and Supervisory committee
Management meeting
ALM and Risk management
Compliance Committee
Corporate Planning
Group Strategy Promotion
Risk Management
Internal Audit

* The Banks will discuss the establishment of additional
departments as needed     4

3. (3) Management Philisophy
For our customers
Leverage management resources and bolster consulting
function to provide enhanced goods and services and offer
enhanced convenience

Our Customers
For local communities
Lasting contribution to the continued revitalization of
regional society through use of both Banks' expertise and
network capabilities

Regional Society
For our shareholders
Improve the corporate value of the new Group through the
business integration

Our Shareholders
For our employees
Raise job satisfaction by offering increased opportunities
for each employee to take on challenges or play an active
role in the company

Our Employees

Daishi Hokuetsu Financial Group - Management Philosophy
We will, as a trustworthy financial group, provide services
that meet customers' expectations and continue to contribute to the revitalization of regional society. We will
resolutely face changes and create new value.

 Principle
 Mission
 Vision   5

4. New Group Overview (1) Key figures

The combined entity will be one of Japan's largest financial groups and the primary bank for over 18,000 companies in the prefecture, with total assets of ¥8.3tn.

Regional banks, by total assets*1 (FY ending 3/17)

#	Bank Group	Locations	Total assets (¥tn)
1	Concordia FG	Kanagawa, Tokyo	18.6
2	Fukuoka FG	Fukuoka, Kumamoto, Nagasaki	18.2
3	Mebuki FG	Ibaraki, Tochigi	16.1
4	Chiba Bank	Chiba	14.0
5	Hokuhoku FG	Toyama, Hokkaido	12.3
6	Kansai Mirai FG	Osaka, Hyogo	11.6
7	Shizuoka Bank	Shizuoka	11.0
8	Yamaguchi FG	Yamaguchi, Hiroshima, Fukuoka	10.2
9	Kyushu FG	Kumamoto, Kagoshima	9.6
10	Nishi-Nippon FH	Fukuoka, Nagasaki	9.5
11	North Pacific Bank	Hokkaido	9.0
12	Bank of Kyoto	Kyoto	8.8
13	Hiroshima Bank	Hiroshima	8.8
14	The Hachijuni Bank	Nagano	8.6
15	The 77 Bank	Miyagi	8.6
16	**Daishi Hokuetsu FG**	**Niigata**	**8.3**
17	Chugoku Bank	Okayama	8.2
⋮			
23	**Daishi Bank**	**Niigata**	**5.6**
⋮			
51	**Hokuetsu Bank**	**Niigata**	**2.7**

Key metrics for Daishi Bank and Hokuetsu Bank*1

		Daishi	Hokuetsu	Daishi Hokuetsu (2-bank total)
Branches		121*2	84	205
Employees		2,401	1,519	3,920
Deposits (includes C/Ds)		¥4.7tn	¥2.4tn	¥7.1tn
	within prefecture	¥4.6tn	¥2.4tn	¥7.0tn
Loans		¥3.1tn	¥1.5tn	¥4.7tn
	within prefecture	¥2.2tn	¥1.2tn	¥3.5tn
Gross operating profit		¥55.8bn	¥29.6bn	¥85.4bn
Net operating profit		¥13.0bn	¥8.1bn	¥21.1bn
Pref. companies served as primary bank (share)		11,650 (35.8%)	6,579 (20.2%)	18,229 (56.0%)

*1 Total values are on a non-consolidated basis; for FG or FH companies, values are sums of bank subsidiaries; values are rounded to tenths decimal place; balances, branches and employee figures as of September 30, 2017; primary bank figures as of end-Oct 2017; other earnings data for FY ending 3/17

*2 Includes two virtual branches

Source: Regional Banks Association of Japan "Analysis of Financial Statements of All Banks"; Teikoku Databank 9th survey of primary banks for Niigata companies

6

4. (2) Marketing Base

We will offer carefully tailored service by leveraging our
dominant branch network within Niigata Prefecture and our
robust marketing base outside of the Prefecture. Marketing
base for the two Banks () no. of branches
Daishi Bank
Hokuetsu Bank
Sado (5)
Kaetsu (excl. Niigata-shi) (28)
Niigata-shi (74)
Nagaoka-shi (27)
Joetsu (19)
Chuetsu (excl. Nagaoka-shi) (36)
Daishi
Hokuetsu
Branches* (203)
Niigata Pref.

Outside Niigata Pref.
14
(Greater Tokyo)
(8)
* Excludes two virtual branches
7

4. (3) Synergies Expected from the Integration

The Banks will carry out value added operations and reinforce their contribution to regional revitalization through the mutual use of both banks' expertise and networks, thereby strengthening their consulting capabilities and enhancing non-face-to-face channels.

		Daishi strengths	Hokuetsu strengths	New group synergies
Improved financial / information intermediary functions	Customers	• Dominant market share in Kaetsu, Joetsu, Sado districts • Primary-bank ratio in all business sizes, all industries in prefecture; No. 1 in business-banking transactions: 1.7mn personal-banking transactions	• Dominant market share in Chuetsu district • Business banking transactions centered on local mid-sized companies and SMEs, and retail transactions with penetration ratio of about 50% for young people in the prefecture	**Enhanced consulting capabilities through mutual use of both Banks' expertise and networks** **Improved customer convenience through augmenting of products and services, enhancement of non-face-to-face channels**
	Products & services	• Business creation support packages, overseas expansion support programs • Wide-ranging asset mgt. proposals through bank-brokerage partnership leveraging securities subsidiary	• Support for corporations through highly specialized expertise in M&A and succession, industry-government-academia-financial institution collaborations • Advice and resolution support for technical issues through Technology Cooperation Office*1	
	Channels	• Omnichannel*2 approach to meeting customer needs (e.g., counters and contact centers) • Support for business development through robust branch network within prefecture, bases outside prefecture and overseas	• Improved customer convenience through strengthening of non-face-to-face channels such as app-based banking • Enhanced loan and asset management advisory and acceptance system through weekend, eve., and holiday service	
Enhanced business efficiency		• Leveraging Tsubasa Alliance*3 partnership to enable a more sophisticated lending system, back-office collaboration	• Efficiency in sales operations through increased marketing efficiency from sophisticated marketing using Big Data and advancement of tablet use	**Establishment of a low-cost operations structure through consolidation of systems and business procedures, operational reform**
Contribution to local communities		• Providing business matching opportunities like business conventions connecting local companies with other prefectures, other countries • Dissemination of information to the community through Bridge Niigata*4	• Participation in planning of regional revitalization through comprehensive partnership agreement with City of Nagaoka • Support for branding of local industries that use regional resources	**Regional revitalization through community-based support**

*1 Organization for providing guidance and advice on technology issues faced by local companies, with a view to supporting local manufacturing.

*2 Provides more convenient services through an effective blend of channels (e.g., a contact center responsible for comprehensive customer-contact services done in a non-face-to-face manner).

*3 Conducts research on advanced IT. Six banks are currently members (Daishi, Chiba, Chugoku, Iyo, Toho, North Pacific). Hokuetsu Bank plans to join in spring 2018

*4 A facility to invigorate the region by unearthing Niigata's regional resources, opening access to the greater Tokyo market, and providing marketing support, forming partnerships with other regions.

8

5. Expected Effects From Business Integration (Overall)

By strengthening managerial resources through the business integration, we will strive to increase customer convenience and support the maximization of enterprise value, and thereby work unceasingly to contribute to regional revitalization and the development of the local economy.

1 Strengthening of managerial resources

Increased management efficiency

Strengthened workforce

- Streamlined head office org.
- Optimized branch placement

Augmented investment capability

- Shared systems and business procedures

Improved financial/information intermediary functions

Better financial services capabilities

- Mutual use of expertise
- Effective IT utilization
- Leveraging of group company functions

Expanded network

- Regional information network utilization (mutual use with customers and branches in other prefectures)

2 Positive impact of business integration for customers

Individuals

- Using FinTech to offer highly convenient, non-face-to-face services
- Improved advisory services leveraging expertise in asset management and asset succession & inheritance
- Reduced fees on transfers between the two Banks

Corporations

- Augmented business foundation, business succession and M&A support
- Increased business matching opportunities through expanded network
- Establishment of loan fund for local corporations based on business-viability evaluation*1

Region

- Establishment of regional trading company*2 through joint investment with local corporations
- Human resources and expertise support for local corporations
- Effective utilization of excess space resulting from optimization of branch network

3 Role and mission of a regional bank: To contribute to regional revitalization & development of local economy

*1 An appropriate evaluation of regional corporations' business content and growth potential that does not rely more than necessary on financial data or collateral/guarantee information.

*2 An organization that publicizes and markets regional resources (e.g., local products and tourism destinations) inside and outside the prefecture, through processes encompassing manufacture, processing, and sales, including branding.

9

5. ① Strengthening Managerial Resources (Banks)

We aim to create synergistic effects of at least ¥10bn by increasing management efficiency and thereby augmenting marketing staff and investment capability, and by jointly using and expanding both banks' expertise, functions, and networks.

Increased management efficiency

A stronger workforce

- Creation of marketing staff through improved head office efficiency, optimization of branch placement



Head office
Branches
Daishi Bank
Hokuetsu Bank
Streamlining of head office organization, shifting of personnel
Optimized branch placement

Augmented investment capability

- Establishment of efficient operations system through use of Tsubasa mainframe system, shared business procedures



Tsubasa Alliance
Daishi Hokuetsu FG
Daishi Bank
Hokuetsu Bank
Hokuetsu Bank
Shared business procedures
Tsubasa Mainframe System
Participation

Staff creation: 400 or more

Improved financial intermediary and information intermediary functions

Improved financial services capabilities

- Value-added marketing through strengthened consulting functions, made possible by mutual use of both banks' expertise and functions

Daishi Bank

- A wide range of asset mgt. products through bank-brokerage partnership
- Business matching and support for starting enterprises and entering overseas market

Mutual use

Hokuetsu Bank

- Effective sales and marketing using digital technology
- Highly specialized products and services, such as business succession

Expanded network

- Increased customer contact through expansion of non-face-to-face channels (e.g., both Banks' branches, ATMs, and internet services) and augmentation of marketing staff
- Support for sales-channel establishment and expansion through business matching that leverages both Banks' bases (domestic and overseas) and partners' networks



Matching
Co. A
Co. B
Information & opportunities
Daishi Hokuetsu FG

Synergies (FY25*)

Cost synergies ¥7bn or more

+

Top-line synergies ¥3bn or more

=

Total (annual) ¥10bn or more (after taking integration costs into account, including costs for system integration and branch optimization)

* Synergistic effect in FY25 on standalone basis (vs. FY17)

10

5.1 Strengthening Managerial Resources (Group Companies)
We provide greater added value and contribute to customers
and local community by making maximum use of group
companies*1 operating in such areas as securities, leasing,
and IT.

Daishi Securities
Expansion of bank/brokerage partnerships through financial
instruments intermediary services at both Banks Fulfillment
of fiduciary duty*2, support for customers' asset formation

Daishi Lease
Hokuetsu Lease
Support for flexible and efficient equipment introduction by corporations through partnerships in leading operations

Daishi Management
Consulting
Hokugin Economic
Research Institute
Consulting services (e.g., support for community-based
business creation, HR training) by leveraging knowledge
based on wide-ranging research

Daishi Computer Service
Support for streamlining business and increasing
productivity through highly advanced IT services Daishi JCB
Card

Daishi DC Card
Hokuetsu Card
Highly advanced and convenient settlement services with a
view to a cashless society

Daishi Credit Guarantee
Hokuetsu Credit Guarantee

More sophisticated risk management through sharing of
expertise, more efficient guarantee functions through
consolidation of operations

Asset management
Leasing
Settlement
Credit guarantee
New businesses
IT
Management support
Contributing to customers and local community by providing
comprehensive financial services Consideration of new
business and new company establishment based on revised
Banking Act (e.g., back-office operations for group
companies or other financial institutions, outsourced asset
management for securities) *1 In addition to consolidated
subsidiaries, group think tanks, insurance agencies, IT
companies, real estate companies, and new companies
established through joint investment with operating
companies *2 The obligation to conduct business in the best
interest of the customer
11

5. ② Positive Impact of Business Integration on Customers

By strengthening the new group's managerial resources through newly created synergies, we will provide a wide range of products and services to customers in every life stage, ensuring that they too feel positive impact from the business integration.

Daishi Hokuetsu Financial Group

- Strengthened workforce
- Augmented investment capabilities
- Improved financial services capabilities
- Expanded network

Corporate customers

Startup stage

- Support for business-idea creation, business foundation through leveraging of group companies
- Creation of business opportunities through business matching with companies inside/outside prefecture

Growth stage

- Support for HR education and training such as employee training events, support for providing human resources and expertise to local companies

Stability stage

- Management support thorough smooth funding based on business-viability evaluation, support for ESG* efforts
- Solutions for management issues such as business succession and M&A, through partnership with specialized institutions

Revitalization stage

- Management improvement and revitalization, leveraging consulting functions

Retail customers

Education

- Support for education through scholarships, donation-type loan system

Finding employment

- Provision of financial literacy education to young people becoming the next generation
- Provision of highly convenient non-face-to-face services using FinTech

Marriage/childbirth

- Support for asset formation in accordance with life plan through provision of asset-management expertise

Childrearing/education

- Provision of specialty financial products like home loans, childrearing-support loans

"Second life"

- Support for asset succession/inheritance

* ESG stands for "environmental, social, and governance" and denotes the belief that, since corporations have a major impact on the natural environment and society, working to care for the environment and local society, based on sound corporate government, leads to sustained growth for a company and ultimately to the creation of a sustainable society.

12

5. New Initiatives to Contribute to Local Communities

The new group will, in new business fields, endeavor to (A) increase productivity by leveraging regional resources, (B) raise the competitiveness of local companies, and (C) support the expansion of companies into other prefectures and countries and strengthen information dissemination, with a view to contributing to the development of the local economy.

Issues related to invigorating Niigata Prefecture



People
• Increasing working population
• Improving skills & productivity of workers
Jobs
• Expanding company creation
• Expanding sales channels in greater Tokyo & overseas
• Increasing product value-added
Communities
• Tourism promotion
• Region branding

* Carrying out initiatives that will help solve regional issues and invigorate local economy
Providing support to customers through investment and advice, aimed at the creation of new companies and new businesses

Examples of efforts to contribute to region through new group to be considered

(A) Increasing productivity by leveraging regional resources

- Establish regional trading company through joint investment with local companies
- Effective use of excess space created through optimization of branches
  - ✓ Regional community centers
  - ✓ Rental space



Regional specialty products, foods
End-to-end production spanning manufacturing, processing and sales
Local trading co.
To new markets inside/outside pref. (including other countries)
Invest
Invest
Local companies
Daishi Hokuetsu FG

(B) Raising the competitiveness of local corporations

- Enhanced consulting functions such as business-founding support & HR education
- Human resources and expertise support for local companies
- Establishment of regional revitalization fund



Expertise in business management, IT
Daishi Hokuetsu FG
Consulting, personnel support

(C) Strengthening support for expansion to other prefectures and countries as well as dissemination of information

- Promotion of business matching, luring of companies and human resources through expansion of network (e.g., based in greater Tokyo or overseas markets)
- Luring tourists from other prefectures and countries through partnerships with local government, tourism associations



Attracting tourists
Support for overseas expansion
Daishi Hokuetsu FG
Disseminating information on regional resources
Attracting companies & human resources
Support for expansion into greater Tokyo

13

6. Future Initiatives for Business Integration

To maximize the effect of the integration, the Banks will
work proactively towards a merger between the Banks within
approximately two years of the Holding Company's
establishment in October 2018.

Mar 2018
Definitive Agreement
Oct 2018 Holding Company formed
Within approx. two years Merger
Preparation for 1st Step
Prepare to move to holding company structure
1st Step
Quickly realize synergies from move to holding company
structure
2nd Step
Maximize merger synergies
Receive approval from relevant authorities to establish
holding company Prepare to realize synergies Efforts to
promote deeper mutual understanding and cooperation ahead of the integration Rapid realization of synergies Harmonized
group structure to maximize organizational strength for
contributing to local communities Maximize synergies

Overview
Mgmt
Sales
Head office Back office
IT
Regional
Formulate Group mid-term plan
Execute the Group's mid-term plan
Promotion of business matching
May 2018 Inaugural joint session
Largest business meeting in the prefecture held in
partnership with Niigata City, Niigata Prefecture and Kanto
Bureau of Economy, Trade and Industry
Mutual use of know-how; launch of new goods and services
Integrate group companies and bolster functions Bolster
support for clients expanding outside the prefecture and
overseas Optimize branch placement
Integration of HR system and promotion of organizational
harmony through personnel exchanges
Promote project to integrate IT business systems
Enhanced use of digital technology
Streamline head office org.
TSUBASA alliance
Spring 2018 Plans for Hokuetsu Bank to
   join

Human resources and expertise support for local companies
Erect loan and regional revitalization funds for local
companies      14

This presentation contains a description of future
performance. Such description, however, does not guarantee
future performance and contains risks and uncertainties.
Please take note that future performance may differ from
targets due to changes in the business environment.
(Contacts for inquiries regarding this presentation)

The Daishi Bank, Ltd.

Planning Coordination Division
Tel: +81-25-222-4111
Public Relations Office
The Hokuetsu Bank, Ltd.
Planning Coordination Division
Tel: +81-258-35-3111
Public Relations